Exhibit 10.1

SEVERANCE & TRANSITION AGREEMENT

This Severance & Transition Agreement, dated as of September 30, 2013 (this “Agreement”), is made between Universal Technical Institute, Inc., a Delaware Corporation (the “Company”), and John C. White (the “Employee”).

WHEREAS, the Employee is currently employed by the Company as the Chairman of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Employee’s employment relationship with the Company has been governed by an Employment Agreement dated March 7, 2011, which was amended pursuant to a First Amendment to Employment Agreement dated October 1, 2012 (collectively, the “Employment Agreement”); and

WHEREAS, the Employee and the Company have mutually agreed that the Employee’s employment with the Company will end on December 9, 2013 (the “Employment End Date”); and

WHEREAS, the parties hereto desire to set forth their mutual agreement concerning the terms and conditions of the cessation of the employment of the Employee, including the exact nature and the amount of compensation to be provided to the Employee and any other rights of the Company and the Employee following the Employment End Date;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, and subject to the conditions set forth herein, the parties hereto acknowledge and agree as follows:

1.
End of Employment, Board Compensation & Transition. The Employee’s employment with the Company shall end on the Employment End Date. The cessation of the Employee’s employment shall be a separation from service from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance promulgated thereunder, but shall not otherwise affect the Employee’s role, duties, perquisites, compensation or position as a non-employee, non-management member of the Board or constitute a termination of service for purposes of any grant of restricted stock made to the Employee prior to the Employment End Date, and the Employee shall continue after the Employment End Date in the Employee’s role as a non-employee, non-management member of the Board through the Employee’s current Board term, unless the Employee resigns or is lawfully removed from the Board by the shareholders of the Company prior to that time, and shall receive the same compensation paid to members of the Board generally, pro-rated for the period from the Employment End Date until February 19, 2014 and as regularly provided to members of the Board after February 19, 2014. The Employee acknowledges that the Employee shall not be eligible to receive a pro-rated equity grant relating to the period between the Employment End Date and February 19, 2014, and for the avoidance of doubt, the Employee acknowledges that the Employee shall not be eligible to be considered for or receive bonuses following the Employment End Date. Until the Employment End Date, the Employee shall have regular access to the Company’s offices and facilities and email and computer systems and shall continue to have the same email address and cell phone number in place, and the Employee shall cooperate with the Company to enable the Company to transfer electronic data and other records and files from the Employee to other employees of the Company in the Company’s discretion. The Company acknowledges and agrees that the cell phone number currently utilized by the employee shall be transferred to the Employee following the Employment End Date. The Company further agrees to use best efforts to remove legends from the stock certificates of stock owned by John C. White, the John C. & Cynthia L. White Family Trust, Whites’ Family Company LLC and the White Family Trust to the extent permitted under applicable law.

2.
Severance Payment. Except as otherwise provided in this Agreement, the Company shall pay and provide to the Employee the amounts and items provided for in Section 9.a of the Employment Agreement and in accordance with the terms of the Employment Agreement.

3.	Health Care and Additional Severance.

a.
COBRA Period. In satisfaction of Section 9.a(iv) of the Employment Agreement, provided that the Employee properly and timely completes and submits all of the necessary documentation relating to the receipt of COBRA coverage, the Company shall pay the premiums for medical, dental and vision COBRA continuation coverage for the Employee and the Employee’s spouse Cynthia L. White for a maximum of eighteen months after the Employment End Date, subject to shortening of this period if the Employee or the Employee’s COBRA qualified beneficiaries (i) become ineligible for COBRA continuation coverage, or (ii) voluntarily terminate their COBRA continuation coverage in favor of the “Subsequent Coverage” described in 3.b. below, before the end of that eighteen month period.

b.
Subsequent Coverage. In satisfaction of Sections 7 and 8.c (as provided in Section 9a.(i)) of the Employment Agreement, after the expiration of COBRA coverage described above, the Company shall Provide (as defined below) the Employee’s spouse Cynthia L. White, at the Company expense, Health Care Insurance Benefits (as defined below) until October 31, 2019, and shall pay the Employee the additional severance amount set forth in Section 3.c. For purposes of this Section 3.b:

(i)
The term “Provide” (or “Provided” or “Provision”) means that the Company shall purchase and maintain, at the Company’s expense, an insurance policy providing Health Care Insurance Benefits for the Employee’s spouse, subject to the provisions of Section 3(b)(i)(A-C), below and subject to such insurance policy not constituting a discriminatory insured plan of the Company in violation of Sections 2716(a) and 2716(b)(1) of the Public Health Service Act (as added by Section 1001(5) of the Patient Protection and Affordable Care Act, as amended by Section 10101(d) thereof) (“Discriminatory Insured Plan”). However, if either the Company and the Employee’s spouse mutually agree in writing that, or if such insurance policy cannot be purchased or maintained by the Company without such insurance policy constituting a Discriminatory Insured Plan, the Employee’s spouse will purchase such an insurance policy, and “Provide” shall mean that the Company shall reimburse the Employee’s spouse for the cost of purchasing such coverage, subject to the provisions of Section 3.b.(i)(A)-(C), below. The Provision of Health Care Insurance Benefits for the Employee’s spouse shall be subject to the following:

(A)
The amount that the Company shall pay (or reimburse) for coverage Provided during any taxable year of the Employee’s spouse shall not affect the amount the Company shall pay (or reimburse) for coverage Provided during any subsequent taxable year of the Employee’s spouse;

(B)	Any reimbursement for coverage Provided during a taxable year of Employee’s spouse shall be made on or before the last day of the next taxable year of the Employee’s spouse; and

(C)	The Employees’ spouse’s right to coverage or reimbursement is not subject to liquidation or exchange for any other benefit.

(ii)
The term “Health Care Insurance Benefits” shall mean individual insurance coverage that is comparable to the medical and dental benefits that are provided to the spouses of senior executives of the Company in September 2013, including but not limited to being comparable in terms of network (which network shall in all cases include the Mayo Clinic locations in Arizona, to the extent such a policy is available), prescription drug coverage, deductibles, copayments, coinsurance, reimbursement formula, and annual and lifetime out of pocket maximums.

c.
Additional Severance. The Company shall pay the Employee an additional severance amount equal to $51,000, payable in equal bi-weekly installments during the Severance Period, as defined in the Employment Agreement, and in accordance with the same time and form of payment terms governing the time and form of payment of the amounts provided for under Section 9.a(ii) of the Employment Agreement.

4.	Restricted Stock.

a.
The Employee and the Company agree that, if at the date the Employee resigns from or otherwise ceases to a member of the Board (“Departure Date”), any shares of common stock of the Company that had been granted to the Employee prior to the Employment End Date remain subject to any restriction that has not lapsed in accordance with the terms applicable to the grant of such shares (“Restricted Shares”) then, the Company shall pay the Employee an amount in cash equal to the Fair Market Value (as defined below) of such Restricted Shares within thirty (30) days the Departure Date. For purposes of this Agreement, the Fair Market Value of the Restricted Shares shall be calculated as (x) the per-share closing price of the Company’s common stock as reported by the Wall Street Journal on the last trading day immediately prior to the Departure Date multiplied by (y) the number of Restricted Shares held by Employee on the Departure Date. The Employee and the Company agree that the Company’s payment to the Employee in accordance with this Section 4 shall completely satisfy the Company’s obligations to the Employee and the Employee’s rights with respect to any Restricted Shares held by the Employee on the Departure Date. Nothing in this Section 4 shall alter or amend the terms of any grant of common stock, restricted common stock or other compensation made to the Employee after the Employment End Date.

b.
The Company and the Employee further agree that, while the Employee remains a member of the Board, he shall be deemed to remain in the service of the Company for purposes of any grant of Restricted Shares made prior to the Employment End Date and that any restrictions on such Restricted Shares shall continue to lapse in accordance with the terms of grant applicable to such shares.

5.
Covenant Not To Compete & Confidentiality. The Employee acknowledges and agrees that the provisions of Sections 12 and 13 of the Employment Agreement shall continue in full force and effect and shall not be superseded by this Agreement.

6.
Release & Waiver of Claims. The Employee, for and on behalf of the Employee and the Employee’s heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Agreement, which matters include without limitation: (i) the matters covered by the Employment Agreement and this Agreement, and (ii) the Employee’s employment, and/or termination from employment with the Company. The Employee, for and on behalf of the Employee and the Employee’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that the Employee will not file or otherwise submit any arbitration demand, claim, complaint, or action to any court, organization, or judicial forum (nor will the Employee permit any person, group of persons, or organization to take such action on the Employee’s behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising out of the parties employment relationship before the date of this Agreement or any action taken after the date of this Agreement pursuant to the Employment Agreement. The Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on the Employee’s behalf, the Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in this Section 6 include, but are not limited to: (i) any breach of an actual or implied contract of employment between the Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortious discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., the Family and Medical Leave Act, or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Agreement other than those payments and benefits specifically provided herein. This Agreement shall not affect the Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future. This Agreement does not affect the Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement. Nothing in this Section 6 shall limit or modify in any way Employee’s rights under the Indemnification Agreement between the Employee and the Company, as amended in April 2004, nor shall it limit or modify any right to indemnification from the Company that the Employee has pursuant to any other agreement with the Company,  the Company’s bylaws or otherwise. Further, this Agreement is not intended to be a release of any claims under the Arizona Minimum Wage Act, effective January 1, 2007, or any other claim which may not be waived or released as a matter of applicable law or public policy.

7.
Revocation Period; Knowing and Voluntary Agreement. The Employee acknowledges that the Employee is knowingly and voluntarily waiving and releasing any rights the Employee may have under the Age Discrimination in Employment Act, as amended, (the “ADEA”). The Employee also acknowledges that the consideration given for the waiver and release in the preceding Section 6 is in addition to anything of value to which the Employee would be entitled to without this Agreement. The Employee further acknowledges that the Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement; (b) the Employee has been advised of having had the right to consult with an attorney prior to signing this Agreement; (c) the Employee has twenty-one (21) days to consider this Agreement (although the Employee may choose to voluntarily execute this Agreement earlier); (d) the Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Agreement is executed by the Employee.

8.
Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any provision of this Agreement is held unreasonable, unlawful, or unenforceable in any respect, such provision shall be interpreted, revised, or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

9.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the conflicts of law principles thereof.

10.
Miscellaneous. No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by the Employee and the Company. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions at the same or at any prior or subsequent time. Except with respect to any agreement between the Company and the Employee relating to the Employee’s rights and obligations with respect to restricted stock (except as provided in Section 4 of this Agreement), stock options, indemnification, confidentiality, or non-competition, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party that are not expressly set forth in this Agreement. Any prior agreement relating to restricted stock (except as provided in Section 4 of this Agreement), stock options, indemnification, confidentiality, or non-competition shall not be superseded by this Agreement but instead shall continue in full force and effect.

11.
Taxes. The tax treatment of payments and benefits under this Agreement and the Employment Agreement is not warranted or guaranteed by the Company. Neither the Company nor its affiliates shall be liable for any taxes, penalties, or other monetary amounts owed by the Employee or the Employee’s spouse as a result of any payments or the provision of any benefits under this Agreement or the Employment Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and entered into by the parties hereto as of the date first written above.

UNIVERSAL TECHNICAL INSTITUTE, INC.

/s/ John C. White                By: /s/ Eugene S. Putnam, Jr.
John C. White                    Its: President and Chief Financial Officer
Printed Name: Eugene S. Putnam, Jr.

Date: September 27, 2013            Date: September 30, 2013